Exhibit 99.1

Novatel Wireless Board of Directors Elects Peter Leparulo

Executive Chairman

Brad Weinert to Assume Role of Acting Chief Executive Officer

SAN DIEGO – October 24, 2006 – Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless broadband access solutions, today announced that the board of directors has elected Peter Leparulo, its current chief executive officer, to the newly created position of executive chairman of the board, effective November 17, 2006. In this capacity, Mr. Leparulo will focus on long term strategic growth opportunities for the company and building even stronger relationships with key customers and technology and industry partners. Simultaneously, Mr. Leparulo has decided to step down as chief executive officer.

Brad Weinert, Novatel Wireless COO, will assume the role of acting CEO, also effective November 17, 2006. The Novatel Wireless Board of Directors has initiated a CEO search, and will consider both internal and external candidates. Mr. Leparulo will participate with the board in the search process.

Mr. Leparulo’s advancement from chief executive officer to executive chairman comes as the company reported record top-line results that exceeded expectations for both the second and third quarters of 2006. Throughout each quarter of 2006, the company has delivered double digit growth, driven by strong progress in its diversification strategy. The company has also achieved several major milestones, including:

•	Third quarter sales reached the highest level in company history, driven by record order flow related to new product introductions,

•	Significant revenue generated from each prong of the company’s diversification strategy, with embedded products and fixed mobile convergence solutions contributing over 20% of revenue, and

•	Record rates of introduction of new products on multiple technology platforms, which generated approximately 50% of third quarter revenue.

“It is with mixed emotions that I make this decision to transition day-to-day operations at Novatel Wireless,” commented Mr. Leparulo. “However, given the continued strength of our results and the solid execution by the company of the first stage of its diversification strategy, I’m even more excited about that what lies ahead as I move to a dedicated focus on long term strategic growth initiatives. As we undertake this natural evolution, Novatel has a strong and motivated team that will continue delivering results for customers, employees and shareholders. Moving to my new duties as executive chairman, I am very grateful first and foremost to the many talented employees with whom I work, and am privileged to be part of the leadership that has devoted enormous energy over the last three and a half years to creating and executing the vision that forms the foundation of the company’s future growth and success. Brad has been an integral part of the management team, and I am pleased he will assume this new role. He also has a deep knowledge of our business and a keen understanding of the industry and our customers.”

Mr. H. J. Pudwill, representing the board of directors, said, “We have been privileged to have had Peter serve as CEO for the last three and a half years. It is through Peter’s decisive leadership that Novatel secured its leading position in the marketplace, and we look forward to his building on that legacy by advancing to the role of the company’s first executive chairman of the board. In every instance where Peter had the opportunity to move the company ahead, he took up the challenge, placing the company on sound financial footing, overseeing revenue and profit growth, bringing innovation into the company’s product line, and establishing a strong strategic vision for the future. We know this was a very difficult decision for Peter to make, but we are confident that he will continue to focus his considerable expertise on Novatel’s growth and prosperity as executive chairman, and very much appreciate that he will continue to remain in service to the company in a leadership role on its board of directors.”

Mr. Leparulo was elected CEO of Novatel Wireless in January 2003. Under his leadership, the company dramatically shifted its operations and financial performance as he led the company from the brink of insolvency and a sub-$10 million market capitalization to strong and sustained growth. Revenue increased 14 out of 15 straight quarters of his tenure as the company delivered record top-line results quarter after quarter and the company’s stock price increased by approximately 900%. During this period, annual revenue grew by over 460% to over $161 million in fiscal year 2005. Bottom line results moved from a net loss of approximately ($10.47) per share for fiscal year 2002, the year before he became CEO, to net income of $0.37 per share for fiscal year 2005. The company’s balance sheet also increased from total assets of $24 million to $176 million as of fiscal year end 2005.

Operationally, during Mr. Leparulo’s tenure as CEO, Novatel Wireless aggressively expanded from having one significant product and customer, to a broad and diversified product portfolio with distribution channels addressing multiple markets. Over the last three years, the company established long term relationships and now includes in its customer portfolio almost every major wireless telecommunications operator and notebook manufacturers worldwide.

Brad Weinert has been with Novatel Wireless for nine years, and has most recently served as chief operating officer. Prior to his promotion as COO, Mr. Weinert was vice president of business development. Mr. Weinert brings over 24 years of cross functional experience in operations, business development, and engineering, and previously held responsibilities for the Company’s product management and business development.

“I am very pleased to take the leadership of a company with a solid foundation, well positioned to go to the next level”, said Brad Weinert. “Novatel Wireless has a strong senior management team, best in class products and a clear vision of the future. Working together with Peter as chairman, we will continue to execute on the same strategic business plan and seamlessly ensure continuity through this transition.”

ABOUT NOVATEL WIRELESS, INC.

Novatel Wireless, Inc. is a leading provider of wireless broadband access solutions. Novatel Wireless’ MerlinTM PC Cards, ExpediteTM Embedded Modems, Freedom Box™ Ruggedized Modems, MobiLink™ Communications Software Suite, Ovation™ 3G Multimedia Application Consoles and Conversa™ Software Suite enable high-speed wireless access to personal, corporate and public information. The company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information on Novatel Wireless visit www.novatelwireless.com (nvtlg)

© 2006 Novatel Wireless. All rights reserved. The Novatel Wireless logo, Merlin, Expedite, Freedom Box, MobiLink, Ovation, and Conversa are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements contained herein. These factors include risks relating to technological changes, new product introductions, continued acceptance of Novatel Wireless’ products and dependence on intellectual property rights. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in Novatel Wireless’ filings with the United States Securities and Exchange Commission (available at www.sec.gov) and other regulatory agencies.

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